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                                                                  EXHIBIT 10.22

                                                                       EXECUTION
                                                                            COPY

                        RESELLER AND MANAGEMENT AGREEMENT


       THIS RESELLER AND MANAGEMENT AGREEMENT (this "Agreement") is made as of November 5, 1999, by and between IMPSAT S.A., a company duly created under the laws of Argentina (the "Assignor"), and El Sitio Argentina S.A., a company duly created under the laws of Argentina (the "Assignee").

       WHEREAS, pursuant to that certain Assignment Agreement, dated as of the date hereof (the "Assignment Agreement") between Assignor and Assignee, the Assignor has agreed to assign the contracts (written and oral) for the provision of Internet Dial Up access relating to the clients listed on ANNEX C of the Assignment Agreement;

       WHEREAS, the Assignee has informed the Assignor that it has not yet obtained certain consents (the "Consents") required to transfer or to obtain the license (the "ISP License") required to operate the Acquired Business;

       WHEREAS, the Assignee has informed the Assignor that it does not yet have the capacity and resources to provide certain services with respect to the Acquired Business;

       WHEREAS, the Assignment Agreement and the Purchase Price that the Assignee shall pay to the Assignor is a condition for the execution of this Agreement;

       WHEREAS, the Assignor and the Assignee desire to enter into this Agreement according to the terms as set forth below; and

       WHEREAS, all capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Assignment Agreement.

       NOW, THEREFORE, for the consideration herein stipulated, the parties hereby agree as follows:

1.       MANAGEMENT OF THE ACQUIRED BUSINESS.

          (a) From and after the Closing Date, the Assignee shall use its best efforts in seeking the granting by the SECRETARIA DE COMUNICACIONES of the Republic of Aregentina of the ISP License to Assignee.

          (b) From the Closing Date, the Assignor will render the services set forth on ANNEX A attached hereto (the "IMPSAT Services") to the Assignee and its clients included in the Acquired Business and to any other client that Assignee may incorporate in the future (hereafter referred jointly as the "Assignee Clients"), until the date which is ninety (90) days after the Closing Date (the "Services Termination Date"). In addition, the IMPSAT Services specified on ANNEX B may be rendered for a period greater than ninety (90) days if the ISP License is not

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received by the Services Termination Date. In such event, the IMPSAT Services listed on ANNEX B shall be provided until the date such ISP License is received. Except for the provision of the IMPSAT Services, the Assignor shall have no other obligation to perform any services for the Assignee pursuant hereto.

          (c) Until the date on which the ISP license is granted to the Assignee, the parties agree that the Assignee will act as a reseller of the Services pursuant to Section 5 of the General Licensing Rules approved by Resolution 16,200 of the Secretary of Communications. During such period the Assignor shall be responsible to the Assignee Clients for the quality, reliability and availability of the ISP service and the Assignee will be responsible for the commercial aspects of the relationship with the Assignee Clients, including, but not limited to pre- and post-sale activities, customer services, etc.; provided, however, that the Assignee shall indemnify and hold harmless the Assignor for all Losses (as defined below) relating to or arising out of the Acquired Business in accordance with Section 6 hereof

          (d) Until the later of (i) the Services Termination Date and (ii) the date on which the ISP license is granted to the Assignee, the parties agree that the Assignee shall have the right to monitor the activities of the Assignor in providing the IMPSAT Services, provided, however, that Assignee's monitoring of operations shall not in any way interfere with the Assignor's day-to-day operation thereof in accordance with this Agreement.

       2. COMPENSATION. As a result of the Assignment Agreement and the Purchase Price that the Assignee shall pay to Assignor for the Acquired Business, the Parties mutually agree that as sole consideration for the provision of the IMPSAT Services, the Assignor will be entitled to all Expenses (as defined herein) incurred by the Assignor in connection with the provision of the IMPSAT Services. The Assignor will not be entitled to receive any profit or revenue arising from the rendering of any services provided by the Assignee to the Assignee Clients or to any other customers of the Assignee. All amounts payable to the Assignor pursuant to this Section 2(a) shall be invoiced, due and payable in accordance with the terms of Clause C2 of Annex C to the Services Agreement entered into between the Assignor and Assignee, dated as of the date hereof. Expenses shall include all operating expenses incurred by Assignor, as calculated in good faith, in conjunction with the provision of the IMPSAT Services.

       3. RISK OF LOSS. The risk of any loss or damage with respect to the Acquired Business shall continue to be borne by the Assignee at all times from the date hereof.

       4. THE ASSIGNOR AS THE AGENT OF THE ASSIGNEE. The Assignor shall perform the IMPSAT Services hereunder on behalf of the Assignee and shall act solely as the agent of the Assignee. Neither party hereto shall have any right or authority to bind the other or to incur or create any liability for or on behalf of the other.

       5. TERM OF AGREEMENT; EFFECT OF TERMINATION. This Agreement shall continue in full force and effect until the later of (i) the Services Termination Date and (ii) the date on which the ISP license is granted to the Assignee. The Assignee shall pay to the Assignor within 10 days of termination of this Agreement all outstanding amounts due under Section 2 for the period prior to the termination of this Agreement.

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       6. INDEMNIFICATION OF THE ASSIGNOR.

          (a) The Assignee shall indemnify and hold harmless the Assignor and its respective affiliates (individually, an "INDEMNITEE") from and against any and all losses, claims, costs, damages, liabilities, expenses, judgments and settlements, including, without limitation, any claims, damage or liabilities (collectively, "Losses") as a result of the obligations of the Assignor as contemplated by this agreement incurred by the Assignor in connection with the performance by the Assignor of this Agreement, except in the event that any such Losses related primarily to the gross negligence, fraud or willful misconduct of the Assignor.

          (b) Expenses incurred by an Indemnitee in defending any legal action subject to Section 6(a) shall, from time to time, be advanced by the Assignee prior to the final disposition of such legal action; provided that (i) such legal action relates to the performance of duties or services by such Indemnitee pursuant to this Agreement, and (ii) the Assignee has received an undertaking given by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section.

          (c) The Indemnification provided in this Section 6 shall inure to the benefit of the heirs, successors and administrators of the Indemnitee.

          (d) The provisions of this Section 6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

          (e) The indemnification obligations of the Assignee set forth in this
Section 6 shall terminate with respect to any claim for indemnification not made within one (1) year of the date of this Agreement.

       7. INDEMNIFICATION OF THE ASSIGNEE.

          (a) The Assignor shall indemnify and hold harmless the Assignee and its respective affiliates (individually, an "INDEMNITEE") from and against any and all Losses incurred by the Assignee as a result of or arising out of the Assignor's gross negligence, fraud or willful misconduct in connection with the performance (or failure to perform) by the Assignor of this Agreement.

          (b) Expenses incurred by the Assignee in defending any legal action subject to this Section shall, from time to time, be advanced by the Assignor prior to the final disposition of such legal action; provided that (i) such legal action relates to the performance of duties or services by the Assignor pursuant to this Agreement, and (ii) the Assignor has received an undertaking given by or on behalf of the Assignee to repay such amount if it shall be determined that the Assignee is not entitled to be indemnified as authorized in this Section.

          (c) The indemnification provided in this Section 7 shall inure to the benefit of the Assignee's heirs, successors and administrators.

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          (d) The provisions of this Section 7 are for the benefit of the
Assignee and its affiliates and shall not be deemed to create any rights for the benefit of any other persons.

          (e) The indemnification obligations of the Assignor set forth in this
Section 7 shall terminate with respect to any claim for indemnification not made within one (1) year of the date of this Agreement.

       8. NON-ASSIGNABILITY OF AGREEMENT. No assignment of this Agreement shall be made by either party except to an affiliate thereof and with the prior written consent of the other Party.

       9. WAIVER. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further and continuing waiver of any such term, provision or condition, but either party hereto may waive its rights in any particular instance by a written instrument of waiver.

       10. ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be modified or amended, except by a written instrument executed by each of the parties hereto designating specifically the terms and provisions so modified and amended.

       11. CHOICE OF LAW. The internal laws of the Republic of Argentina shall govern this Agreement and the construction of any of its terms.

       12. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that provision shall not affect any other provision of this Agreement, which shall remain in full force and effect to the extent possible.

       13. ATTORNEYS' FEES. In any suit, action or appeal to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys' fees, at trial or on appeal.

       14. EFFECTIVENESS. At the time of the Service Termination Date, notwithstanding anything herein to the contrary, this Agreement shall be terminated, null and void and deemed to have never been in effect, except for amounts due under Sections 2, 6 and 7.

       15. TRANSLATION. This Agreement shall only be executed in the English version, but a Spanish translation in a form satisfactory to Assignor and Assignee shall be prepared immediately after its signature.

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       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

EL SITIO ARGENTINA S.A.                     EL SITIO ARGENTINA S.A.


By:_____________________________            By:_______________________
   Name:                                       Name:
   Title:                                      Title:



IMPSAT S.A.



By:____________________________
   Name:
   Title:


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                                     ANNEX A

Impsat will provide El Sitio the following IMPSAT Services.

1.- Billing

Printing and "paperwork"
Putting in envelopes
Distribution by mail
Notes to client to be included
Billing administration (Processing of the information, invoice issuance, agreements with company that makes the envelopes and puts invoices in envelopes and the Mail Company)

2.- Collection

Payment of commissions to credit cards
Idem to COBNET
Relationship with credit card companies (Mailings, rejections and analysis thereof, etc.) Idem with COBNET Relationship with clients that pay cash (check payment status, call if no payment, etc)

NOTE : El Sitio will provide the Call Center Services (through a Company called Conect). Those services will be for business and technical issues. The operators of the Call Center need to be able to enter the systems of A, B and M (New clients, clients that canceled and modifications), Mandic and TeleSat.

3.- Impsat's support

To El Sitio's Customer Service
El Sitio clients referred from El Sitio's Customer Center

4.- Provision of following services:

Phone lines between Call Center (Connect) and IMPSAT S.A.
Internet access to Mandic from Call Center (Connect) (512 Kbps)
Mandic (Software & Hardware)
Telesat (Software & Hardware)
Radius
DNS's
Servers (Mail, Web)

5.- Other

Updating of database in the system of Mandic
Office space in Impsat for El Sitio employees working in the administration group

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                                     ANNEX B

Provision of following services:

Phone lines between Call Center (Connect) and IMPSAT S.A.
Internet access to Mandic from Call Center (Connect) (512 Kbps)
Mandic (Software & Hardware)
Telesat (Software & Hardware)
Radius
DNS's
Servers (Mail, Web)